Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Forms S-3 and S-8 (Nos. 333-285464, 333-279894, 333-294858 and 333-291825) of our report dated May 27, 2026, with respect to the financial statements of Autonomix Medical, Inc. included in this Annual Report on Form 10-K for the year ended March 31, 2026.

/s/ Forvis Mazars, LLP

Atlanta, Georgia

May 27, 2026